nXp Technologies Normal nXp Technologies 2 2 2003-09-15T20:11:00Z 2003-09-15T20:11:00Z 2 544 3104 nXp Technologies 25 6 3811 9.3821

Exhibit 3.3 Amended Articles

Form 404 (revised 9/03)	Articles of Amendment Pursuant to Article 4.04, Texas Business Corporation Act	This space reserved for office use.
Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709

Filing Fee: $150

Article 1 ûName
The name of the corporation is as set forth below:
A Time To Grow, Inc.
State the name of the entity as it is currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name in Article 1.
The filing number issued to the corporation by the secretary of state is:	01588245-00

Article 2ùAmended Name
(If the purpose of the articles of amendment is to change the name of the corporation, then use the following statement)
The amendment changes the articles of incorporation to change the article that names the corporation. The article in the Articles of Incorporation is amended to read as follows:
The name of the corporation is (state the new name of the corporation below)
American Enterprise Development Corporation

The name of the entity must contain an organizational ending or accepted abbreviation of such term. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state.  A preliminary check for ôname availabilityö is recommended.

Article 3 ûAmendment to Registered Agent/Registered Office
The amendment changes the articles of incorporation to change the article stating the registered agent and the registered office address of the corporation. The article is amended to read as follows:

Registered Agent of the Corporation (Complete either A or B, but not both. Also complete C.)
A. The registered agent is an organization (cannot be corporation named above) by the name of:

OR
B. The registered agent is an individual resident of the state whose name is set forth below.
First Name	MI	Last Name	Suffix

Registered Office of the Corporation (Cannot be a P.O. Box.)
C. The business address of the registered agent and the registered office address is:
Street Address	City	State	Zip Code
TX

Article 4 û Other Altered, Added, or Deleted Provisions

Other changes or additions to the articles of incorporation may be made in the space provided below.  If the space provided is insufficient to meet your needs, you may incorporate the additional text by providing an attachment to this form.  Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

Article 5ùDate of Adoption
The date of the adoption of the amendment(s) by the shareholders of the corporation, or by the board
of directors where no shares have been issued is	August 29, 2003

Article 6ùStatement of Approval
The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

Effective Date of Filing

A. This document will become effective when the document is filed by the secretary of state.
OR
B. This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.
//s// Jonathan C. Gilchrist
Signature of Authorized Officer	Date: 9-15-03